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Richardson Electronics, Ltd. and Subsidiaries
Schedule VIII - Valuation and Qualifying Accounts

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                COL. A                     COL. B              COL. C             COL. D          COL. E
 --------------------------------------  -----------  ------------------------  -----------     -----------
                                                              ADDITIONS
                                                      ------------------------
                                                          (1)           (2)
                                         Balance at   Charged to    Charged to                   Balance at
             DESCRIPTION                  Beginning    Costs and  Other Account Deductions -       End of
                                          of Period     Expenses   - Describe    Describe          Period
 --------------------------------------  -----------  -----------  -----------  -----------     -----------
Year ended May 31, 1994:

   Allowance for sales returns and
      doubtful accounts                  $1,456,000     $199,000          $ -     $250,000 (1)   $1,405,000

   Assets held for disposition                  $ -  $15,832,000          $ -          $ -      $15,832,000

   Liabilities related to disposition           $ -   $5,568,000          $ -          $ -       $5,568,000

   Accrual for phase-down of domestic
      manufacturing                      $2,954,000   $5,100,000          $ -   $5,456,000 (2)   $2,598,000

Year ended May 31, 1993:

   Allowance for sales returns and
      doubtful accounts                  $1,435,000     $328,000          $ -     $307,000 (1)   $1,456,000

   Accrual for phase-down of domestic
      manufacturing                      $4,510,000          $ -          $ -   $1,556,000 (3)   $2,954,000

Year ended May 31, 1992:

   Allowance for sales returns and
      doubtful accounts                  $1,288,000     $158,000          $ -      $11,000 (1)   $1,435,000

   Accrual for phase-down of domestic
      manufacturing                      $9,000,000          $ -          $ -   $4,490,000 (4)   $4,510,000

(1)  Uncollectible amounts written off, net of recoveries and foreign currency translation.

(2)  Primarily costs incurred for the phase-down of domestic manufacturing and the disposition of manufactured inventory.

(3)  Primarily costs incurred for the phase-down of domestic manufacturing and the transfer of certain product lines to the Brive, France facility.

(4)  Includes $2 million in fines and damages paid for litigation settlement and $2,490,000 of other costs incurred.
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